Exhibit 3.144

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
BRANDYWINE TRENTON URBAN RENEWAL, L.L.C.

A Delaware Limited Liability Company

               THIS AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") is entered into as of this 6th day of May, 2002, by and among Brandywine Operating Partnership, L.P., a Delaware limited partnership ("BOP") currently the only admitted Member of Brandywine Trenton Urban Renewal, L.L.C., a Delaware limited liability company (the "Company") and BOP. Capitalized terms are defined in Article 7.

               WHEREAS, immediately prior to the date hereof, BOP and Brandywine SPE Corp., a Pennsylvania corporation ("Brandywine, SPE") are the members of Brandywine Trenton Urban Renewal, L.L.C., a Delaware limited liability company (the "Company") with BOP owning 100% of the economic interests in the Company; and

               WHEREAS, Brandywine SPE shall dissolve as of the date hereof, and will, accordingly, no longer be a member of the Company; and

               WHEREAS, the parties hereto desire to amend and restate, in its entirety, that certain Operating Agreement of the Company, dated March 6, 1998.

               NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
GENERAL PROVISIONS

               1.1.      Formation. On March 6, 1998, the Company was organized as a limited liability company under the Delaware Limited Liability Company Act pursuant to a Certificate of Organization filed with the Department of State of the State of Delaware on such date.

               1.2.      Name. The name of the Company is BRANDYWINE TRENTON URBAN RENEWAL, L.L.C. or such other name as the Member(s) from time to time may unanimously select.

               1.3.      Place of Business. The principal place of business of the Company shall be at 14 Campus Blvd., Suite 100, Newtown Square, PA 19073, or such other place as the Member(s) may from time to time designate. The Company may maintain such other offices at such other places as the Member(s) deem advisable.

               1.4.      Purpose. The purpose for which the Company is organized is, limited solely to transacting any and all lawful business for which a limited liability company may be organized under Delaware law.

               1.5.      Term. The term of the Company shall continue from this date until terminated by majority vote of its Member(s), at which time the Member(s) shall file a Certificate of Dissolution with the Department of State of the State of Delaware.

ARTICLE 2
MANAGEMENT

               2.1.      Management and Control. Management. The Company shall be managed by its Member(s). BOP hereby designates as its agents Anthony A. Nichols, Sr., Chairman, Gerard H. Sweeney, Sr., President and Chief Executive Officer, Anthony A. Nichols, Jr., Vice President and Assistant Secretary, H. Jeffrey DeVuono, Vice President and Assistant Secretary, George Sowa, Vice President and Assistant Secretary. Brad A. Molotsky, Secretary of the Company and Barbara Yamarick, Vice President and Assistant Secretary. While serving in such capacities, Messrs. Nichols, Sweeney, Nichols, DeVuono, Sowa, Molotsky and Ms. Yamarick shall have active management of the operations of the Company, including without limitation, the power and authority to execute and deliver in the name of and on behalf of the Company any and all documents which any of them may deem necessary, desirable or appropriate, subject, however, to the control of its Member(s), and shall make such reports of the affairs of the Company to the Member(s) as such Member(s) may require. Such designation by BOP shall not cause BOP to cease to be a Member of the Company, nor shall such designation be deemed to confer Member status, rights or interests upon Messrs. Nichols, Sweeney, Nichols, DeVuono, Sowa, Molotsky and Ms. Yamarick. Such designation notwithstanding, BOP retains the power and authority to manage and control the business and affairs of the Company, including the right to remove and replace Nichols, Sr., Sweeney, Molotsky, Nichols, Jr., DeVuono, Sowa, and Yamerick as its agents.

ARTICLE 3
MISCELLANEOUS

               3.1.      Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions of said jurisdiction.

               3.2.      Entire Agreement. This Agreement represents the entire agreement between the parties in respect of its subject matter and supersedes all prior agreements, arrangements and understandings between the parties relating to the subject matter hereto.

               3.3.      Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Member(s) and their respective successors, heirs, and to the extent permitted, transfers and assigns.

               3.4.      Headings. The descriptive headings herein are inserted for convenience only and do not constitute part of this Agreement.

               3.5.      Notice. Notices to the Member(s) shall be deemed sufficiently given if delivered by hand, mailed by certified mail, return receipt requested, postage prepaid, to the addresses provided in writing by any Member to the Company or mailed via any reliable overnight courier service.

               3.6.      Execution of Documents. The Member(s) agree that they shall execute such instruments as may be necessary or appropriate to carry out the terms of this Agreement and the actions contemplated thereby.

               3.7.      Limitation of Liability. No agent designated pursuant to this Agreement shall be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any action or inaction performed (or not performed) in good faith by him with respect to Company matters, except for fraud, gross negligence or an intentional breach of this Operating Agreement.

               3.8.      Additional Members. Additional Members shall be admitted only upon the written agreement of BOP. The terms and conditions of this Limited Liability Company Agreement may not be modified or amended except by a written agreement signed by BOP

               3.9.      Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

(signature page follows)

          IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the day first above written.

MEMBER:

BRANDYWINE OPERATING PARTNERSHIP, L.P.

By:	BRANDYWINE REALTY TRUST, Its General Partner

By:	/s/ Gerard H. Sweeney

President and Chief Executive Officer

WITHDRAWING MEMBER:

BRANDYWINE SPE CORP.

By:	/s/ Gerard H. Sweeney

President and Chief Executive Officer

BRANDYWINE TRENTON URBAN RENEWAL, L.L.C.

By:	/s/ Gerard H. Sweeney

President and Chief Executive Officer